Exhibit (a)(1)(D)
INSTRUCTIONS TO NOTICE OF WITHDRAWAL OF ELECTION FORM
If you previously elected to accept the offer by Allogene Therapeutics, Inc. (“Allogene”) to exchange all of your outstanding Eligible Options for New Options, subject to the terms and conditions of the Offer to Exchange Eligible Options for New Options, dated June 21, 2022 (the “Exchange Offer”), and you would like to change your election and withdraw the tender of all your Eligible Options for exchange, you must complete and sign this Notice of Withdrawal of Election Form (this “Notice of Withdrawal”) and return it to Allogene before 9:00 p.m., Pacific Time, on Tuesday, July 19, 2022. Once you have completed and signed this Notice of Withdrawal, please return it to Allogene by the following means:
Return via email (by PDF or similar imaged document file) to: exchange@allogene.com
Your tendered Eligible Options will not be considered withdrawn from the Exchange Offer until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Holder, any previously tendered Eligible Options will be cancelled pursuant to the Exchange Offer in exchange for the grant of New Options. You must sign the Notice of Withdrawal using the same name that appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be identified on this Notice of Withdrawal.
You should receive a confirmation of receipt after submitting your Notice of Withdrawal. If you have not received a confirmation of receipt before Tuesday, July 19, 2022, please contact us promptly via email at exchange@allogene.com to confirm that we received your Notice of Withdrawal.
DO NOT COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS YOU WISH TO WITHDRAW YOUR PREVIOUS TENDER OF ELIGIBLE OPTIONS FOR EXCHANGE PURSUANT TO THE EXCHANGE OFFER.

ALLOGENE THERAPEUTICS, INC.
210 EAST GRAND AVENUE
SOUTH SAN FRANCISCO, CA 94080

NOTICE OF WITHDRAWAL OF ELECTION FORM
Return via email (by PDF or similar imaged document file) to: exchange@allogene.com
I previously received from Allogene the Offer to Exchange Eligible Options for New Options, dated June 21, 2022, and the Election Form. I signed and returned the Election Form, in which I elected to tender all of my Eligible Options in exchange for New Options. By submitting this Notice of Withdrawal of Election Form (this “Notice of Withdrawal”), I am revoking that election and hereby withdraw from the Exchange Offer with respect to all of my Eligible Options.
I understand that, by signing this Notice of Withdrawal and delivering it to Allogene, I withdraw my acceptance of the Exchange Offer with respect to all of my Eligible Options. By rejecting the Exchange Offer, I understand that none of my Eligible Options will be cancelled in exchange for the grant of New Options, and I will retain the Eligible Options subject to their existing exercise price, term, vesting schedule and other terms and conditions. I agree that Allogene has made no representations or warranties to me regarding my rejection of the Exchange Offer. The withdrawal of my Eligible Options from the Exchange Offer is at my sole and exclusive discretion. I agree that Allogene will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw my Eligible Options.
By signing below, I hereby revoke my prior election to tender all of my Eligible Options.

(Signature)

(Print Name)

(Date)